IDX Funds 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1 2022, relating to the financial statements and financial highlights of the IDX Risk- Managed Bitcoin Strategy Fund for the period ended December 31, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 21, 2022